Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

The Duckhorn Portfolio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$1,651,295,950.20 (1)(2)	0.00015310	$252,813.41(3)

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$1,651,295,950.20

Total Fees Due for Filing			$ 252,813.41

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$ 252,813.41

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated October 6, 2024, by and among The Duckhorn Portfolio, Inc. (the “Company”), Marlee Buyer, Inc. and Marlee Merger Sub, Inc.

(1)	Title of each class of securities to which the transaction applies: Common Stock, $0.01 par value per share, of the Company (“Company Common Stock”).

Aggregate number of securities to which the transaction applies: As of the close of business on November 18, 2024, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 150,807,027, which consists of:

a.	147,200,572 issued and outstanding shares of Company Common Stock;

b.

2,176,950 shares of Company Common Stock subject to outstanding Company Stock Options with an exercise price per share of less than the Merger Consideration (each, an “In-the-Money Company Stock Option”);

c.	1,252,410 shares of Company Common Stock subject to outstanding Company RSUs; and

d.	177,095 shares of Company Common Stock subject to outstanding Company PSUs with performance conditions deemed achieved in full.

(2)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on November 18, 2024, the underlying value of the transaction was calculated as the sum of:

a.	the product of 147,200,572 issued and outstanding shares of Company Common Stock multiplied by the Merger Consideration of $11.10 per share of Company Common Stock;

b.

the product of 2,176,950 shares of Common Stock subject to outstanding In-the-Money Company Stock Options multiplied by multiplied by $0.69 (which is the excess of the Merger Consideration of $11.10 per share of Company Common Stock over $10.41, the weighted average exercise price of such In-the-Money Company Stock Options);

c.	the product of 1,252,410 shares of Company Common Stock subject to outstanding Company RSU multiplied by the Merger Consideration of $11.10 per share of Company Common Stock; and

d.	the product of 177,095 shares of Company Common Stock subject to outstanding Company PSUs multiplied by the Merger Consideration of $11.10 per share of Company Common Stock;

(such sum, the “Total Consideration”).

(3)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00015310.